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Prospectus Supplement No. 6                      Rule 424(b)(3) Prospectus
to Prospectus dated April 11, 1997               Registration Number 333-22125


                           Penn Treaty American Corporation
              $74,750,000 6 1/4% Convertible Subordinated Notes Due 2003
                           2,628,340 shares of Common Stock


    This Prospectus Supplement supplements information contained in that certain Prospectus of the Company dated April 11, 1997, as supplemented by Prospectus Supplement No. 1 dated May 6, 1997, Prospectus Supplement No. 2 dated June 11, 1997, Prospectus Supplement No. 3 dated July 21, 1997, Prospectus Supplement No. 4 dated August 15, 1997 and Prospectus Supplement No. 5 dated November 10, 1997 (collectively, the "Prospectus") relating to the potential sale from time to time of up to $74,750,000 aggregate principal amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

    The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders, the respective principal amounts of Notes beneficially owned by such Selling Securityholders and that may be sold pursuant to the Prospectus, as amended or supplemented:


                                                Principal
                                                 Amount
                                                of Notes                           Number of
                                               Beneficially                        Conversion
                                                 Owned and       Percent of          Shares
                                                 That May        Outstanding        That May
    Name (1)                                      Be Sold           Notes          Be Sold (2)
    --------                                   ------------      -----------       -----------
Franklin & Marshall College (10).............   $  331,000            *                11,638
Greyhound Lines..............................      100,000            *                 3,516
Laterman Strategies 90's LLC (11)............      975,000          1.30%              34,282
LDG Limited..................................      250,000            *                 8,790
McMahan Securities Co. L.P. (12).............      695,000            *                24,437
Offshore Strategies Ltd (13).................    1,200,000          1.61               42,194
Palladin Overseas Fund Ltd...................      375,000            *                13,185
State Street Bank Custodian for
  GE Pension Fund............................      570,000            *                20,042
TQA Leverage Fund, L.P.......................      725,000            *                25,492
TQA Vantage Fund, L.P. (14)..................    2,250,000          3.01               79,113
TQA Vantage Plus Fund, LTD...................      400,000            *                14,064


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*   Less than 1%

(1) The information set forth herein is as of November 19, 1997 and will be updated as required. Certain of the holders share investment power with their respective investment advisors.

(2) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $28.44 in principal amount of Notes per share of Common Stock.

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(10)  The amount listed includes an additional $180,000 principal amount of
      Notes beneficially owned by Franklin & Marshall College.

(11) The amount listed includes an additional $325,000 principal amount of Notes beneficially owned by Laterman Strategies 90's LLC.

(12) The amount listed includes an additional $90,000 principal amount of Notes beneficially owned by McMahan Securities Co. L.P.

(13) The amount listed includes an additional $400,000 principal amount of Notes beneficially owned by Offshore Strategies Ltd.

(14) The amount listed includes an additional $1,500,000 principal amount of Notes beneficially owned by TQA Vantage Fund L.P.




             The date of this Prospectus Supplement is November 21, 1997



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